Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS FOURTH QUARTER 2018 RESULTS

•          Quarterly revenue of $657 million

•          Quarterly EPS of $0.64 ($0.41 non-GAAP)

TEMPE, AZ, February 7, 2019 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the fourth quarter and year ended December 31, 2018.

	Three Months Ended
	Dec 31,	Sep 30,	Dec 31,
In millions, except EPS	2018	2018	2017(1)
Net sales	$657	$641	$666
Net income (loss)	$28	$8	(76)
Net income – non-GAAP(2)	$18	$15	$25
Diluted EPS	$0.64	$0.17	($1.54)
Diluted EPS – non-GAAP(2)	$0.41	$0.33	$0.49

Operating margin	2.3%	1.7%	3.3%
Operating margin – non-GAAP(2)	3.2%	2.9%	4.1%

	Twelve Months Ended
	Dec 31,	Dec 31,
In millions, except EPS	2018	2017(1)
Net sales	$2,566	$2,454
Net income (loss)	$23	($32)
Net income – non-GAAP(2)	$68	$81
Diluted EPS	$0.49	($0.64)
Diluted EPS – non-GAAP(2)	$1.45	$1.61
Operating margin	2.3%	3.1%
Operating margin – non-GAAP(2)	3.1%	4.0%

(1) On January 1, 2018, we adopted new accounting guidance, FASB ASC Topic 606 “Revenue from Contracts with Customers” (ASC 606), relating to revenue recognition.  We adopted ASC 606 using the full retrospective transition method.  Accordingly, we have adjusted prior period information to be consistent with ASC 606.  The adoption of ASC 606 did not materially impact our overall financial position.

(2)  A reconciliation of GAAP and non-GAAP results is included below.

“We capped 2018 with strong results in the fourth quarter, with revenue at $657 million and earnings at $0.41, both above the high end of our guidance”, said Paul Tufano, Benchmark’s President and CEO.  “Bookings increased 23% for the full year and 13% sequentially to $198M; operating margins, on a non-GAAP basis, improved 30 bps quarter-over-quarter to 3.2%, but remain muted from continuing softness in semi-cap; and cash cycle days were 62 for the quarter and 68 days for the full year within our target range.  As a result, operating cash flow was $94 million in the quarter and $77 million for the full year.  During 2018, we spent $212 million on share repurchases reducing our outstanding shares by 17% year-over-year and have $202 million remaining with our existing program.”

“As part of our ongoing process to review marginal and dilutive contracts, we have notified a long standing Computing customer that we will not renew a legacy contract that expires at the end of 2019 in its current form.  The resulting reduction in annual revenue will be in the range of $280 million - $320 million, and annualized gross margins will improve by approximately 80 – 90 basis points, which more appropriately shows the strength of our underlying business.  During this contractual transition year, we will discuss our actual results with and without the presence of this contract.”

“Over the past several years, we have made progress on a number of key initiatives including  the implementation of our market‐sector sales organization to drive bookings and revenue growth; the expansion of our engineering and solutions capabilities to extend our value proposition to customers; and, the optimization of our global network and continued focus on operational execution,” added Tufano.  “The progress on these initiatives will enable 3-5% revenue growth on our base business, excluding the legacy Computing contract. For 2019, we also expect gross and operating margin expansion from improved execution, effective cost and expense management, and the growth of additional service offerings including RF and high-speed design capabilities.  We remain committed to the achievement of our long-term business model as we continue to pursue growth and create value for our shareholders,” said Tufano.

Cash Conversion Cycle

	Dec 31,	Sep 30,	Dec 31,
	2018	2018	2017
			(as adjusted)
Accounts receivable days	64	64	59
Contract asset days	19	22	20
Inventory days	46	49	40
Accounts payable days	(63)	(57)	(54)
Customer deposits	(4)	(4)	(3)
	62	74	62

Fourth Quarter 2018 Industry Sector Update

Revenue and percentage of sales by industry sector (in millions) was as follows.

	Dec 31,		Sep 30,		Dec 31,
Higher-Value Markets	2018		2018		2017 (as adjusted)
Industrials	$121	18%	$128	20%	$129	19%
A&D	105	16	105	16	95	15
Medical	104	16	96	15	100	15
Test & Instrumentation	70	11	77	12	93	14
	$400	61%	$406	63%	$417	63%

	Dec 31,		Sep 30,		Dec 31,
Traditional Markets	2018		2018		2017 (as adjusted)
Computing	$171	26%	$146	23%	$172	26%
Telecommunications	86	13	89	14	77	11
	$257	39%	$235	37%	$249	37%
Total	$657	100%	$641	100%	$666	100%

Higher‐value markets were down 4% year‐over‐year from softer demand in Test & Instrumentation (primarily semi-capital equipment).  Traditional market revenues were up 3% year-over-year primarily from new program ramps in Telecommunications.

Fourth Quarter 2018 Bookings Update

•          New program bookings of $198 million at the midpoint of projected annualized revenue.

•          17 engineering awards supporting early engagement opportunities.

•          34 manufacturing wins across all market sectors.

The Company projects that new program bookings for the fourth quarter will result in annualized revenue of $165 to $233 million when fully launched in the next 12-24 months, medical up to 36 months.

First Quarter 2019 Outlook

•          Revenue between $570 - $610 million.

•          Diluted GAAP earnings per share between $0.23 - $0.31.

•          Diluted non-GAAP earnings per share between $0.29 - $0.37 (excluding any additional impact related to U.S. Tax Reform, restructuring charges and other costs and amortization of intangibles).

Fourth Quarter 2018 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark is a worldwide provider of innovative product design, engineering services, technology solutions and advanced manufacturing services.  From initial product concept to volume production, including direct order fulfillment and aftermarket services, Benchmark has been providing integrated services and solutions to original equipment manufacturers since 1979.  Today, Benchmark proudly serves the following industries: aerospace and defense, medical technologies, complex industrials, test and instrumentation, next-generation telecommunications and high-end computing.  Benchmark’s global operations network includes facilities in eight countries and common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Forward-looking statements include, among other things: guidance for 2019 results; projected annual revenues resulting from new program bookings; statements, express or implied, concerning future operating results or margins, the ability to generate sales and income or cash flow; and Benchmark’s business and growth strategies and expected growth and performance.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to operations, markets and the business environment generally.  If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission.  All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.

Non-GAAP Financial Measures

This document includes certain financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”).  A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included in the following tables attached to this document.  Management discloses non‐GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non‐GAAP measures that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  The Company’s non‐GAAP information is not necessarily comparable to the non‐GAAP information used by other companies.  Non‐GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity.  Readers should consider the types of events and transactions for which adjustments have been made.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec 31,	Sep 30,	Dec 31,	Dec 31,
	2018	2018	2017	2018	2017
			(as adjusted)		(as adjusted)
Income from operations (GAAP)	$15,265	$10,957	$21,910	$58,538	$76,826
Restructuring charges and other costs	3,527	1,845	3,062	9,365	8,628
Customer insolvency (recovery)	(113)	3,295	(239)	2,511	2,657
Amortization of intangible assets	2,384	2,368	2,367	9,485	10,065
Non-GAAP income from operations	$21,063	$18,465	$27,100	$79,899	$98,176

Gross Profit (GAAP)	$55,199	$52,777	$60,661	$220,593	$225,920
Customer insolvency (recovery)	(113)	1,581	(239)	797	960
Non-GAAP gross profit	$55,086	$54,358	$60,422	$221,390	$226,880

Net income (loss) (GAAP)	$27,716	$7,799	$(76,361)	$22,817	$(31,901)
Restructuring charges and other costs	3,527	1,845	3,062	9,365	8,628
Customer insolvency (recovery)	(113)	3,295	(239)	2,511	2,657
Amortization of intangible assets	2,384	2,368	2,367	9,485	10,065
Refinancing of credit facilities	-	1,982	-	1,982	-
Income tax adjustments(1)	(1,050)	(1,914)	(1,793)	(4,592)	(6,312)
Tax Cuts and Jobs Act(2)	(14,529)	-	97,633	26,008	97,633
Non-GAAP net income	$17,935	$15,375	$24,669	$67,576	$80,770

Diluted Earnings (loss) per share:
Diluted (GAAP)	$0.64	$0.17	$(1.54)	$0.49	$(0.64)
Diluted (Non-GAAP)	$0.41	$0.33	$0.49	$1.45	$1.61

Weighted-average number of shares used in
calculating diluted earnings (loss) per share:
Diluted (GAAP)	43,229	46,455	49,576	46,655	49,680
Diluted (Non-GAAP)	43,229	46,455	49,998	46,655	50,250

(1)               This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

(2)               This amount represents the impact of repatriating foreign earnings from our foreign jurisdictions to the U.S., offset by available U.S. foreign tax credits, and a non-recurring tax true-up benefit as a result of finalizing our federal and state income tax accounting for the U.S. transitions toll tax from the 2017 Tax Cuts and Jobs Act.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Sales	$657,050	$666,036	$2,566,465	$2,454,479
Cost of sales	601,851	605,375	2,345,872	2,228,559
Gross profit	55,199	60,661	220,593	225,920
Selling, general and administrative expenses	34,023	33,322	143,205	130,401
Amortization of intangible assets	2,384	2,367	9,485	10,065
Restructuring charges and other costs	3,527	3,062	9,365	8,628
Income from operations	15,265	21,910	58,538	76,826
Interest expense	(1,930)	(2,544)	(10,473)	(9,405)
Interest income	1,651	1,749	6,848	5,370
Other income (expense), net	(199)	(481)	628	(1,786)
Income before income taxes	14,787	20,634	55,541	71,005
Income tax expense (benefit)	(12,929)	96,995	32,724	102,906
Net income (loss)	$27,716	$(76,361)	$22,817	$(31,901)

Earnings (loss) per share:
Basic	$0.64	$(1.54)	$0.49	$(0.64)
Diluted	$0.64	$(1.54)	$0.49	$(0.64)

Weighted-average number of shares used in calculating
earnings (loss) per share:
Basic	43,120	49,576	46,332	49,680
Diluted	43,229	49,576	46,655	49,680

For the three months ended December 31, 2017, the adoption of ASC 606 decreased revenue by $13.8 million, operating income by $1.2 million and net income by $21 thousand.  For the year ended December 31, 2017, the adoption of ASC 606 decreased revenue by $12.3 million, decreased operating income by $1.8 million and increased net income by $0.1 million.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(UNAUDITED)
(in thousands)
	December 31,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$458,102	$742,546
Accounts receivable, net	468,161	436,560
Contract assets	140,082	146,496
Inventories	309,975	268,917
Other current assets	27,230	36,138
Total current assets	1,403,550	1,630,657
Property, plant and equipment, net	210,954	186,473
Goodwill and other, net	285,279	292,174
Total assets	$1,899,783	$2,109,304

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$6,793	$18,274
Accounts payable	422,053	362,701
Accrued liabilities	108,313	97,342
Total current liabilities	537,159	478,317
Long-term debt and capital lease obligations, less current installments	147,277	193,406
Other long-term liabilities	83,122	98,443
Shareholders’ equity	1,132,225	1,339,138
Total liabilities and shareholders’ equity	$1,899,783	$2,109,304

As of December 31, 2017, the adoption of ASC 606 increased current assets by $12.0 million, increased total liabilities by $1.7 million and increased shareholder’s equity by $10.3 million.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Year Ended
	December 31,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$22,817	$(31,901)
Depreciation and amortization	51,839	48,672
Stock-based compensation expense	10,089	7,815
Accounts receivable, net	(33,952)	6,354
Contract assets	6,414	9,710
Inventories	(43,264)	(24,570)
Accounts payable	61,391	29,542
Other changes in working capital and other, net	1,353	100,220
Net cash provided by operations	76,687	145,842

Cash flows from investing activities:
Additions to property, plant and equipment and software	(66,732)	(54,506)
Other investing activities, net	(2,117)	(1,615)
Net cash used in investing activities	(68,849)	(56,121)

Cash flows from financing activities:
Share repurchases	(211,858)	(29,348)
Net debt activity	(58,024)	(12,396)
Other financing activities, net	(21,085)	10,392
Net cash used in financing activities	(290,967)	(31,352)
Effect of exchange rate changes	(1,315)	2,744
Net increase (decrease) in cash and cash equivalents	(284,444)	61,113
Cash and cash equivalents at beginning of year	742,546	681,433
Cash and cash equivalents at end of period	$458,102	$742,546